Exhibit 99.1

NEWS RELEASE Investor Contact: Ben McCarville, Senior Vice President, Director of Investor Relations 920-491-7059 Media Contact: Andrea Kozek, Vice President, Public Relations Senior Manager 920-491-7518

Associated Banc-Corp Reports First Quarter 2025 Net Income Available to Common Equity of $99 Million, or $0.59 per Common Share

GREEN BAY, Wis. -- April 24, 2025 -- Associated Banc-Corp (NYSE: ASB) ("Associated" or "Company") today reported net income available to common equity ("earnings") of $99 million, or $0.59 per common share, for the quarter ended March 31, 2025. These amounts compare to a loss of $164 million, or $1.03 per common share, for the quarter ended December 31, 2024 and earnings of $78 million, or $0.52 per common share, for the quarter ended March 31, 2024.
"2025 is off to a strong start at Associated Bank," said President and CEO Andy Harmening. "During the first quarter, we achieved several key milestones of our strategic plan, completing our commercial expansion, achieving a record-high net promoter score, and finalizing the balance sheet repositioning we announced in December. Importantly, the emerging momentum from our initiatives helped us deliver another strong financial quarter, with over $500 million in loan and deposit growth, 16 basis points of margin expansion, ten basis points of CET1 capital accretion and solid credit quality trends."
"The current macroeconomic environment has added an element of uncertainty for the industry, but here at Associated, we’re entering this period of uncertainty with the major investments in our strategic plan completed, a strengthened profitability profile, a solid capital position, and a foundational discipline on credit and risk management. We continue to feel well-positioned to deliver enhanced value for our stakeholders in 2025."
First Quarter 2025 Highlights (all comparisons to Fourth Quarter 2024)
•Diluted earnings per common share of $0.59
•Total period end loan growth of $526 million
•Total period end deposit growth of $548 million
•Total period end core customer deposit1 growth of $503 million
•Net interest income of $286 million
•Net interest margin of 2.97%
•Noninterest income of $59 million
•Noninterest expense of $211 million
•Provision for credit losses of $13 million
•Allowance for credit losses on loans / total loans of 1.34%
•Net charge offs / average loans (annualized) of 0.12%

1 This is a non-GAAP financial measure. See financial tables for a reconciliation of non-GAAP financial measures to GAAP financial measures.

Loans
First quarter 2025 average total loans of $30.1 billion decreased $91 million from the prior quarter and increased 3%, or $742 million, from the same period last year. With respect to first quarter 2025 average balances by loan category:
•Commercial and business lending increased $250 million from the prior quarter and increased $908 million from the same period last year to $11.7 billion.
•Commercial real estate lending increased $107 million from the prior quarter and decreased $76 million from the same period last year to $7.3 billion.
•Consumer lending decreased $448 million from the prior quarter and decreased $90 million from the same period last year to $11.1 billion.
First quarter 2025 period end total loans of $30.3 billion increased 2%, or $526 million, from the prior quarter and increased 3%, or $800 million, from the same period last year. With respect to first quarter 2025 period end balances by loan category:
•Commercial and business lending increased $327 million from the prior quarter and increased $1.1 billion from the same period last year to $12.0 billion.
•Commercial real estate lending increased $196 million from the prior quarter and increased $85 million the same period last year to $7.4 billion.
•Consumer lending increased $3 million from the prior quarter and decreased $374 million from the same period last year to $10.8 billion.
We continue to expect 2025 period end loan growth of 5% to 6% as compared to the year ended December 31, 2024.
Deposits
First quarter 2025 average deposits of $34.8 billion increased 1%, or $496 million, from the prior quarter and increased 5%, or $1.6 billion, from the same period last year. With respect to first quarter 2025 average balances by deposit category:
•Noninterest-bearing demand deposits decreased $98 million from the prior quarter and decreased $242 million from the same period last year to $5.6 billion.
•Savings increased $30 million from the prior quarter and increased $234 million from the same period last year to $5.2 billion.
•Interest-bearing demand deposits increased $408 million from the prior quarter and increased $542 million from the same period last year to $8.0 billion.
•Money market deposits increased $155 million from the prior quarter and decreased $37 million from the same period last year to $6.1 billion.
•Total time deposits decreased $157 million from the prior quarter and increased $873 million from the same period last year to $8.1 billion.
•Network transaction deposits increased $157 million from the prior quarter and increased $196 million from the same period last year to $1.8 billion.

First quarter 2025 period end deposits of $35.2 billion increased 2%, or $548 million, from the prior quarter and increased 4%, or $1.5 billion, from the same period last year. With respect to first quarter 2025 period end balances by deposit category:
•Noninterest-bearing demand deposits increased $360 million from the prior quarter and decreased $118 million from the same period last year to $6.1 billion.
•Savings increased $114 million from the prior quarter and increased $123 million from the same period last year to $5.2 billion.
•Interest-bearing demand deposits decreased $50 million from the prior quarter and increased $328 million from the same period last year to $9.1 billion.
•Money market deposits increased $182 million from the prior quarter and increased $98 million from the same period last year to $6.8 billion.
•Total time deposits decreased $59 million from the prior quarter and increased $1.1 billion from the same period last year to $7.9 billion.
•Network transaction deposits (included in money market and interest-bearing demand deposits) increased $125 million from the prior quarter and increased $90 million from the same period last year to $1.9 billion.
We continue to expect 2025 period end total deposit growth of 1% to 2% and period end core customer deposit growth of 4% to 5% as compared to the year ended December 31, 2024.
Net Interest Income and Net Interest Margin
First quarter 2025 net interest income of $286 million increased $16 million from the prior quarter and increased $28 million from the same period last year. The net interest margin increased to 2.97%, reflecting a 16 basis point increase from the prior quarter and an 18 basis point increase from the same period last year.
•The average yield on total loans for the first quarter of 2025 decreased 15 basis points from the prior quarter and decreased 39 basis points from the same period last year to 5.83%.
•The average cost of total interest-bearing liabilities for the first quarter of 2025 decreased 23 basis points from the prior quarter and decreased 49 basis points from the same period last year to 3.06%.
•The net free funds benefit for the first quarter of 2025 decreased 6 basis points from the prior quarter and decreased 12 basis points from the same period last year to 0.58%.
We continue to expect total net interest income growth of 12% to 13% in 2025.
Noninterest Income
First quarter 2025 total noninterest income of $59 million increased $266 million from the prior quarter and decreased $6 million, or 10%, from the same period last year. The increase relative to the prior quarter was primarily driven by nonrecurring items recognized in the fourth quarter of 2024 as a result of the balance sheet repositioning announced in December of 2024. The decrease relative to the same period last year was primarily driven by a $7 million loss related to the settlement of the mortgage sale announced in December of 2024. With respect to first quarter 2025 noninterest income line items:

•The Company recognized a small investment securities net gain in the first quarter of 2025 as compared to a $148 million net loss in the prior quarter and a $4 million net gain in the same period last year. The loss in the prior quarter was primarily driven by a net loss on a sale of investments recognized in the fourth quarter of 2024 as a result of the balance sheet repositioning announced in December of 2024.
•The Company incurred a loss on mortgage portfolio sale of $7 million in the first quarter of 2025 as compared to a $130 million loss in the prior quarter and no loss in the same period last year. The current and prior quarter losses were driven by the mortgage portfolio sale as a result of the balance sheet repositioning announced in December of 2024.
•Capital markets, net decreased $5 million from the prior quarter and increased slightly from the same period last year.
•Wealth management fees decreased $2 million from the prior quarter and increased $1 million from the same period last year.
•Card-based fees decreased $2 million from the prior quarter and decreased $1 million from the same period last year.
After adjusting to exclude the fourth quarter 2024 and first quarter 2025 impacts of the mortgage and investment securities sales we announced in December 2024, we continue to expect total noninterest income growth of between 0% and 1% in 2025.
Noninterest Expense
First quarter 2025 total noninterest expense of $211 million decreased $14 million from the prior quarter, driven primarily by a $14 million expense for a loss on prepayments of FHLB advances recognized in the fourth quarter of 2024 as a result of the balance sheet repositioning announced in December of 2024, and increased $13 million from the same period last year. With respect to first quarter 2025 noninterest expense line items:
•Personnel expense decreased $2 million from the prior quarter and increased $5 million from the same period last year.
•Occupancy expense increased $1 million from the prior quarter and increased $2 million from the same period last year.
•FDIC assessment expense increased $1 million from the prior quarter and decreased $4 million from the same period last year.
•Other noninterest expense increased $1 million from the prior quarter and increased $7 million from the same period last year.
After adjusting to exclude the $14 million impact of the loss on prepayments of FHLB advances recognized in the fourth quarter of 2024, we continue to expect total noninterest expense to grow by 3% to 4% in 2025.

Taxes
First quarter 2025 tax expense was $19 million compared to a $16 million tax benefit in the prior quarter and $20 million of tax expense in the same period last year. First quarter 2025 tax expense included a $6 million benefit from a partial release of a valuation allowance on deferred taxes. The tax benefit recognized in the prior quarter was primarily driven by a loss on income before income taxes as a result of nonrecurring items associated with the balance sheet repositioning announced in December 2024. The effective tax rate for the first quarter of 2025 was 16.0% compared to an effective tax rate of 19.8% in the same period last year.
We continue to expect the annual effective tax rate to be between 19% and 21% in 2025.
Credit
First quarter 2025 provision for credit losses on loans was $13 million, compared to a provision of $17 million in the prior quarter and a provision of $24 million in the same period last year. With respect to first quarter 2025 credit quality:
•Nonaccrual loans of $135 million increased $12 million from the prior quarter and decreased $44 million from the same period last year. The nonaccrual loans to total loans ratio was 0.44% in the first quarter, up from 0.41% in the prior quarter and down from 0.60% in the same period last year.
•First quarter 2025 net charge offs of $9 million decreased compared to net charge offs of $12 million in the prior quarter and decreased compared to net charge offs of $22 million in the same period last year.
•The allowance for credit losses on loans (ACLL) of $407 million increased $4 million compared to the prior quarter and increased $19 million compared to the same period last year. The ACLL to total loans ratio was 1.34% in the first quarter, down from 1.35% in the prior quarter and up from 1.31% in the same period last year.
In 2025, we continue to expect to adjust provision to reflect changes to risk grades, economic conditions, loan volumes, and other indications of credit quality.
Capital
The Company’s capital position remains strong, with a CET1 capital ratio of 10.11% at March 31, 2025. The Company’s capital ratios continue to be in excess of the Basel III “well-capitalized” regulatory benchmarks on a fully phased in basis.

FIRST QUARTER 2025 EARNINGS RELEASE CONFERENCE CALL
The Company will host a conference call for investors and analysts at 4:00 p.m. Central Time (CT) today, April 24, 2025. Interested parties can access the live webcast of the call through the Investor Relations section of the Company's website, http://investor.associatedbank.com. Parties may also dial into the call at 877-407-8037 (domestic) or 201-689-8037 (international) and request the Associated Banc-Corp first quarter 2025 earnings call. The first quarter 2025 financial tables with an accompanying slide presentation will be available on the Company's website just prior to the call. An audio archive of the webcast will be available on the Company's website approximately fifteen minutes after the call is over.
ABOUT ASSOCIATED BANC-CORP
Associated Banc-Corp (NYSE: ASB) has total assets of $43 billion and is the largest bank holding company based in Wisconsin. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from nearly 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois, Minnesota and Missouri. The Company also operates loan production offices in Indiana, Kansas, Michigan, New York, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.
FORWARD-LOOKING STATEMENTS
Statements made in this presentation which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “intend,” "target,” “outlook,” “project,” “guidance,” “forecast,” or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent Form 10-Qs and other SEC filings, and such factors are incorporated herein by reference.
NON-GAAP FINANCIAL MEASURES
This press release and related materials may contain references to measures which are not defined in generally accepted accounting principles (“GAAP”). Information concerning these non-GAAP financial measures can be found in the financial tables. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate the adequacy of earnings per common share, provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
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Associated Banc-Corp Consolidated Balance Sheets (Unaudited)
($ in thousands)	March 31, 2025	December 31, 2024	Seql Qtr $ Change	September 30, 2024	June 30, 2024	March 31, 2024	Comp Qtr $ Change
Assets
Cash and due from banks	$521,323	$544,059	$(22,737)	$554,631	$470,818	$429,859	$91,464
Interest-bearing deposits in other financial institutions	711,033	453,590	257,443	408,101	484,677	420,114	290,919
Federal funds sold and securities purchased under agreements to resell	105	21,955	(21,850)	4,310	3,600	1,610	(1,505)
Investment securities available for sale, at fair value	4,796,570	4,581,434	215,136	4,152,527	3,912,730	3,724,148	1,072,422
Investment securities held to maturity, net, at amortized cost	3,705,793	3,738,687	(32,894)	3,769,150	3,799,035	3,832,967	(127,174)
Equity securities	23,331	23,242	89	23,158	22,944	19,571	3,760
Federal Home Loan Bank and Federal Reserve Bank stocks, at cost	194,244	179,665	14,578	178,168	212,102	173,968	20,276
Residential loans held for sale	47,611	646,687	(599,076)	67,219	83,795	52,414	(4,803)
Commercial loans held for sale	7,910	32,634	(24,724)	11,833	—	—	7,910
Loans	30,294,127	29,768,586	525,541	29,990,897	29,618,271	29,494,263	799,864
Allowance for loan losses	(371,348)	(363,545)	(7,802)	(361,765)	(355,844)	(356,006)	(15,342)
Loans, net	29,922,780	29,405,041	517,739	29,629,131	29,262,428	29,138,257	784,523
Tax credit and other investments	254,187	258,886	(4,699)	265,385	246,300	255,252	(1,065)
Premises and equipment, net	377,521	379,093	(1,572)	373,816	369,968	367,618	9,903
Bank and corporate owned life insurance	690,551	689,000	1,552	686,704	683,451	685,089	5,462
Goodwill	1,104,992	1,104,992	—	1,104,992	1,104,992	1,104,992	—
Other intangible assets, net	29,457	31,660	(2,203)	33,863	36,066	38,268	(8,811)
Mortgage servicing rights, net	86,251	87,683	(1,433)	81,977	85,640	85,226	1,025
Interest receivable	159,729	167,772	(8,044)	167,777	173,106	167,092	(7,363)
Other assets	675,748	676,987	(1,239)	698,073	672,256	640,638	35,110
Total assets	$43,309,136	$43,023,068	$286,068	$42,210,815	$41,623,908	$41,137,084	$2,172,052
Liabilities and stockholders’ equity
Noninterest-bearing demand deposits	$6,135,946	$5,775,657	$360,289	$5,857,421	$5,815,045	$6,254,135	$(118,189)
Interest-bearing deposits	29,060,767	28,872,777	187,990	27,696,877	26,875,995	27,459,023	1,601,744
Total deposits	35,196,713	34,648,434	548,279	33,554,298	32,691,039	33,713,158	1,483,555
Short-term funding	311,335	470,369	(159,033)	917,028	859,539	765,671	(454,336)
FHLB advances	2,027,297	1,853,807	173,490	1,913,294	2,673,046	1,333,411	693,886
Other long-term funding	591,382	837,635	(246,253)	844,342	536,113	536,055	55,327
Allowance for unfunded commitments	35,276	38,776	(3,500)	35,776	33,776	31,776	3,500
Accrued expenses and other liabilities	460,574	568,485	(107,911)	532,842	588,057	588,341	(127,767)
Total liabilities	38,622,578	38,417,506	205,071	37,797,579	37,381,571	36,968,412	1,654,166
Stockholders’ equity
Preferred equity	194,112	194,112	—	194,112	194,112	194,112	—
Common equity	4,492,446	4,411,450	80,996	4,219,125	4,048,225	3,974,561	517,885
Total stockholders’ equity	4,686,558	4,605,562	80,996	4,413,236	4,242,337	4,168,673	517,885
Total liabilities and stockholders’ equity	$43,309,136	$43,023,068	$286,068	$42,210,815	$41,623,908	$41,137,084	$2,172,052
Numbers may not recalculate due to rounding conventions.

Associated Banc-Corp Consolidated Statements of Income (Unaudited) - Quarterly Trend
($ in thousands, except per share data)			Seql Qtr					Comp Qtr
	1Q25	4Q24	$ Change	% Change	3Q24	2Q24	1Q24	$ Change	% Change
Interest income
Interest and fees on loans	$433,299	$453,253	$(19,954)	(4)%	$465,728	$456,788	$454,472	$(21,173)	(5)%
Interest and dividends on investment securities
Taxable	69,702	50,524	19,178	38%	51,229	50,278	46,548	23,154	50%
Tax-exempt	13,956	14,469	(513)	(4)%	14,660	14,669	14,774	(818)	(6)%
Other interest	8,920	10,478	(1,558)	(15)%	8,701	8,539	7,595	1,325	17%
Total interest income	525,877	528,724	(2,847)	(1)%	540,318	530,274	523,388	2,489	—%
Interest expense
Interest on deposits	209,140	222,888	(13,748)	(6)%	231,623	221,062	226,231	(17,091)	(8)%
Interest on federal funds purchased and securities sold under agreements to repurchase	3,622	3,203	419	13%	3,385	2,303	2,863	759	27%
Interest on other short-term funding	—	668	(668)	(100)%	6,144	6,077	4,708	(4,708)	(100)%
Interest on FHLB advances	16,090	17,908	(1,818)	(10)%	24,799	34,143	21,671	(5,581)	(26)%
Interest on other long-term funding	11,085	13,769	(2,684)	(19)%	11,858	10,096	10,058	1,027	10%
Total interest expense	239,937	258,436	(18,499)	(7)%	277,809	273,681	265,530	(25,593)	(10)%
Net interest income	285,941	270,289	15,652	6%	262,509	256,593	257,858	28,083	11%
Provision for credit losses	13,003	16,986	(3,982)	(23)%	20,991	23,008	24,001	(10,998)	(46)%
Net interest income after provision for credit losses	272,938	253,303	19,635	8%	241,518	233,585	233,857	39,081	17%
Noninterest income
Wealth management fees	22,498	24,103	(1,605)	(7)%	24,144	22,628	21,694	804	4%
Service charges and deposit account fees	12,814	13,232	(418)	(3)%	13,708	12,263	12,439	375	3%
Card-based fees	10,442	11,948	(1,506)	(13)%	11,731	11,975	11,267	(825)	(7)%
Other fee-based revenue	5,251	5,182	68	1%	5,057	4,857	4,402	849	19%
Capital markets, net	4,345	9,032	(4,687)	(52)%	4,317	4,685	4,050	295	7%
Mortgage banking, net	3,822	3,387	435	13%	2,132	2,505	2,662	1,160	44%
Loss on mortgage portfolio sale	(6,976)	(130,406)	123,430	(95)%	—	—	—	(6,976)	N/M
Bank and corporate owned life insurance	5,204	2,322	2,883	124%	4,001	4,584	2,570	2,634	102%
Asset (losses) gains, net	(878)	364	(1,242)	N/M	(474)	(627)	(306)	(572)	187%
Investment securities gains (losses), net	4	(148,194)	148,198	N/M	100	67	3,879	(3,875)	(100)%
Other	2,251	2,257	(6)	—%	2,504	2,222	2,327	(76)	(3)%
Total noninterest income (loss)	58,776	(206,772)	265,549	N/M	67,221	65,159	64,985	(6,209)	(10)%
Noninterest expense
Personnel	123,897	125,944	(2,047)	(2)%	121,036	121,581	119,395	4,502	4%
Technology	27,139	26,984	154	1%	27,217	27,161	26,200	939	4%
Occupancy	15,381	14,325	1,056	7%	13,536	13,128	13,633	1,748	13%
Business development and advertising	6,386	7,408	(1,022)	(14)%	6,683	7,535	6,517	(131)	(2)%
Equipment	4,527	4,729	(202)	(4)%	4,653	4,450	4,599	(72)	(2)%
Legal and professional	6,083	6,861	(778)	(11)%	5,639	4,429	4,672	1,411	30%
Loan and foreclosure costs	2,594	1,951	642	33%	2,748	1,793	1,979	615	31%
FDIC assessment	10,436	9,139	1,298	14%	8,223	7,131	13,946	(3,510)	(25)%
Other intangible amortization	2,203	2,203	—	—%	2,203	2,203	2,203	—	—%
Loss on prepayments of FHLB advances	—	14,243	(14,243)	(100)%	—	—	—	—	N/M
Other	11,974	10,496	1,478	14%	8,659	6,450	4,513	7,461	165%
Total noninterest expense	210,619	224,282	(13,664)	(6)%	200,597	195,861	197,657	12,962	7%
Income (loss) before income taxes	121,095	(177,752)	298,847	N/M	108,142	102,884	101,185	19,910	20%
Income tax expense (benefit)	19,409	(16,137)	35,546	N/M	20,124	(12,689)	20,016	(607)	(3)%
Net income (loss)	101,687	(161,615)	263,301	N/M	88,018	115,573	81,169	20,518	25%
Preferred stock dividends	2,875	2,875	—	—%	2,875	2,875	2,875	—	—%
Net income (loss) available to common equity	$98,812	$(164,490)	$263,301	N/M	$85,143	$112,698	$78,294	$20,518	26%
Earnings (loss) per common share
Basic	$0.60	$(1.04)	$1.64	N/M	$0.56	$0.75	$0.52	$0.08	15%
Diluted	$0.59	$(1.03)	$1.62	N/M	$0.56	$0.74	$0.52	$0.07	13%
Average common shares outstanding
Basic	165,228	157,710	7,518	5%	150,247	149,872	149,855	15,373	10%
Diluted	166,604	159,164	7,441	5%	151,492	151,288	151,292	15,312	10%
N/M = Not meaningful
Numbers may not recalculate due to rounding conventions.

Associated Banc-Corp Selected Quarterly Information
($ in millions except per share data; shares repurchased and outstanding in thousands)	1Q25	4Q24	3Q24	2Q24	1Q24
Per common share data
Dividends	$0.23	$0.23	$0.22	$0.22	$0.22
Market value:
High	25.63	28.14	23.95	22.48	22.00
Low	21.06	20.64	20.07	19.90	19.73
Close	22.53	23.90	21.54	21.15	21.51
Book value / share	27.09	26.55	27.90	26.85	26.37
Tangible book value / share	20.25	19.71	20.37	19.28	18.78
Performance ratios (annualized)
Return on average assets	0.97%	(1.53)%	0.85%	1.13%	0.80%
Noninterest expense / average assets	2.00%	2.12%	1.93%	1.92%	1.95%
Effective tax rate	16.03%	N/M	18.61%	(12.33)%	19.78%
Dividend payout ratio(a)	38.33%	N/M	39.29%	29.33%	42.31%
Net interest margin	2.97%	2.81%	2.78%	2.75%	2.79%
Selected trend information
Average full time equivalent employees(b)	4,006	3,982	4,041	4,025	4,070
Branch count	183	188	188	188	188
Assets under management, at market value(c)	$14,685	$14,773	$15,033	$14,304	$14,171
Mortgage portfolio serviced for others	$6,243	$6,285	$6,302	$6,307	$6,349
Mortgage servicing rights, net / mortgage portfolio serviced for others	1.38%	1.40%	1.30%	1.36%	1.34%
Shares repurchased during period(d)	900	—	—	—	900
Shares outstanding, end of period	165,807	166,178	151,213	150,785	150,739
Selected quarterly ratios
Loans / deposits	86.07%	85.92%	89.38%	90.60%	87.49%
Stockholders’ equity / assets	10.82%	10.70%	10.46%	10.19%	10.13%
Risk-based capital(e)(f)
Total risk-weighted assets	$33,801	$33,950	$33,326	$32,768	$32,753
Common equity Tier 1	$3,417	$3,397	$3,238	$3,172	$3,089
Common equity Tier 1 capital ratio	10.11%	10.01%	9.72%	9.68%	9.43%
Tier 1 capital ratio	10.68%	10.58%	10.30%	10.27%	10.02%
Total capital ratio	12.75%	12.61%	12.36%	12.34%	12.08%
Tier 1 leverage ratio	8.69%	8.73%	8.49%	8.37%	8.24%
N/M = Not meaningful
Numbers may not recalculate due to rounding conventions.
(a)Ratio is based upon basic earnings per common share.
(b)Average full time equivalent employees without overtime.
(c)Excludes assets held in brokerage accounts.
(d)Does not include repurchases related to tax withholding on equity compensation.
(e)The Federal Reserve establishes regulatory capital requirements, including well-capitalized standards for the Corporation. The regulatory capital requirements effective for the Corporation follow Basel III, subject to certain transition provisions.
(f)March 31, 2025 data is estimated.

Associated Banc-Corp Selected Asset Quality Information
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Allowance for loan losses
Balance at beginning of period	$363,545	$361,765	—%	$355,844	$356,006	$351,094	4%
Provision for loan losses	16,500	14,000	18%	19,000	21,000	27,000	(39)%
Charge offs	(13,714)	(13,770)	—%	(15,337)	(23,290)	(24,018)	(43)%
Recoveries	5,017	1,551	N/M	2,258	2,127	1,930	160%
Net (charge offs) recoveries	(8,698)	(12,220)	(29)%	(13,078)	(21,163)	(22,088)	(61)%
Balance at end of period	$371,348	$363,545	2%	$361,765	$355,844	$356,006	4%
Allowance for unfunded commitments
Balance at beginning of period	$38,776	$35,776	8%	$33,776	$31,776	$34,776	12%
Provision for unfunded commitments	(3,500)	3,000	N/M	2,000	2,000	(3,000)	17%
Balance at end of period	$35,276	$38,776	(9)%	$35,776	$33,776	$31,776	11%
Allowance for credit losses on loans (ACLL)	$406,624	$402,322	1%	$397,541	$389,620	$387,782	5%
Provision for credit losses on loans	$13,000	$17,000	(24)%	$21,000	$23,000	$24,000	(46)%
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Net (charge offs) recoveries
Commercial and industrial	$(4,726)	$(2,406)	96%	$(10,649)	$(13,676)	$(18,638)	(75)%
Commercial real estate—owner occupied	—	—	N/M	—	1	2	(100)%
Commercial and business lending	(4,726)	(2,406)	96%	(10,649)	(13,674)	(18,636)	(75)%
Commercial real estate—investor	(892)	(6,617)	(87)%	(1)	(4,569)	—	N/M
Real estate construction	30	4	N/M	2	28	30	—%
Commercial real estate lending	(863)	(6,612)	(87)%	2	(4,541)	30	N/M
Total commercial	(5,589)	(9,018)	(38)%	(10,647)	(18,216)	(18,606)	(70)%
Residential mortgage	197	(239)	N/M	(160)	(289)	(62)	N/M
Auto finance	(1,519)	(1,782)	(15)%	(1,281)	(1,480)	(2,094)	(27)%
Home equity	289	277	4%	424	238	211	37%
Other consumer	(2,076)	(1,457)	42%	(1,414)	(1,417)	(1,537)	35%
Total consumer	(3,109)	(3,202)	(3)%	(2,431)	(2,947)	(3,482)	(11)%
Total net (charge offs) recoveries	$(8,698)	$(12,220)	(29)%	$(13,078)	$(21,163)	$(22,088)	(61)%
(In basis points)	Mar 31, 2025	Dec 31, 2024		Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
Net (charge offs) recoveries to average loans (annualized)
Commercial and industrial	(18)	(9)		(43)	(55)	(77)
Commercial real estate—owner occupied	—	—		—	—	—
Commercial and business lending	(16)	(8)		(39)	(50)	(69)
Commercial real estate—investor	(7)	(51)		—	(37)	—
Real estate construction	1	—		—	—	1
Commercial real estate lending	(5)	(37)		—	(25)	—
Total commercial	(12)	(19)		(23)	(40)	(41)
Residential mortgage	1	(1)		(1)	(1)	—
Auto finance	(22)	(26)		(19)	(24)	(35)
Home equity	18	17		26	15	14
Other consumer	(268)	(208)		(216)	(221)	(232)
Total consumer	(11)	(11)		(8)	(10)	(13)
Total net (charge offs) recoveries	(12)	(16)		(18)	(29)	(30)
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Credit quality
Nonaccrual loans	$134,808	$123,260	9%	$128,476	$154,423	$178,346	(24)%
Other real estate owned (OREO)	23,475	20,217	16%	18,830	8,325	8,437	178%
Repossessed assets	688	687	—%	793	671	1,241	(45)%
Total nonperforming assets	$158,971	$144,164	10%	$148,098	$163,418	$188,025	(15)%
Loans 90 or more days past due and still accruing	$3,036	$3,189	(5)%	$7,107	$2,354	$2,417	26%
Allowance for credit losses on loans to total loans	1.34%	1.35%		1.33%	1.32%	1.31%
Allowance for credit losses on loans to nonaccrual loans	301.63%	326.40%		309.43%	252.31%	217.43%
Nonaccrual loans to total loans	0.44%	0.41%		0.43%	0.52%	0.60%
Nonperforming assets to total loans plus OREO and repossessed assets	0.52%	0.48%		0.49%	0.55%	0.64%
Nonperforming assets to total assets	0.37%	0.34%		0.35%	0.39%	0.46%
Annualized year-to-date net charge offs (recoveries) to year-to-date average loans	0.12%	0.23%		0.25%	0.30%	0.30%

Associated Banc-Corp Selected Asset Quality Information (continued)
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Nonaccrual loans
Commercial and industrial	$12,898	$19,084	(32)%	$14,369	$21,190	$72,243	(82)%
Commercial real estate—owner occupied	1,501	1,501	—%	9,285	1,851	2,090	(28)%
Commercial and business lending	14,399	20,585	(30)%	23,654	23,041	74,333	(81)%
Commercial real estate—investor	31,689	16,705	90%	18,913	48,249	18,697	69%
Real estate construction	125	30	N/M	15	16	18	N/M
Commercial real estate lending	31,814	16,735	90%	18,928	48,265	18,715	70%
Total commercial	46,213	37,320	24%	42,582	71,306	93,047	(50)%
Residential mortgage	72,455	70,038	3%	70,138	68,058	69,954	4%
Auto finance	7,692	7,402	4%	7,456	6,986	7,158	7%
Home equity	8,275	8,378	(1)%	8,231	7,996	8,100	2%
Other consumer	173	122	42%	70	77	87	99%
Total consumer	88,595	85,941	3%	85,894	83,117	85,299	4%
Total nonaccrual loans	$134,808	$123,260	9%	$128,476	$154,423	$178,346	(24)%
	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Restructured loans (accruing)(a)
Commercial and industrial	$459	$475	(3)%	$424	$410	$377	22%
Commercial real estate—owner occupied	—	—	N/M	—	—	—	N/M
Commercial and business lending	459	475	(3)%	424	410	377	22%
Commercial real estate—investor	—	—	N/M	—	—	—	N/M
Real estate construction	—	—	N/M	—	—	—	N/M
Commercial real estate lending	—	—	N/M	—	—	—	N/M
Total commercial	459	475	(3)%	424	410	377	22%
Residential mortgage	599	782	(23)%	361	306	345	74%
Auto finance	1	8	(88)%	35	142	66	(98)%
Home equity	171	27	N/M	104	103	182	(6)%
Other consumer	2,421	2,239	8%	1,642	1,615	1,487	63%
Total consumer	3,192	3,057	4%	2,141	2,166	2,080	53%
Total restructured loans (accruing)	$3,651	$3,531	3%	$2,565	$2,576	$2,457	49%
Nonaccrual restructured loans (included in nonaccrual loans)	$3,451	$2,581	34%	$1,840	$717	$1,141	N/M
	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Accruing loans 30-89 days past due
Commercial and industrial	$7,740	$1,260	N/M	$1,212	$2,052	$521	N/M
Commercial real estate—owner occupied	1,156	1,634	(29)%	2,209	—	—	N/M
Commercial and business lending	8,896	2,893	N/M	3,421	2,052	521	N/M
Commercial real estate—investor	2,463	36,391	(93)%	10,746	1,023	19,164	(87)%
Real estate construction	—	21	(100)%	88	—	1,260	(100)%
Commercial real estate lending	2,463	36,412	(93)%	10,834	1,023	20,424	(88)%
Total commercial	11,360	39,305	(71)%	14,255	3,075	20,945	(46)%
Residential mortgage	13,568	14,892	(9)%	13,630	10,374	9,903	37%
Auto finance	12,522	14,850	(16)%	15,458	15,814	12,521	—%
Home equity	3,606	4,625	(22)%	3,146	3,694	2,819	28%
Other consumer(b)	2,381	3,128	(24)%	2,163	1,995	2,260	5%
Total consumer	32,076	37,496	(14)%	34,397	31,877	27,503	17%
Total accruing loans 30-89 days past due	$43,435	$76,801	(43)%	$48,651	$34,952	$48,448	(10)%
N/M = Not meaningful
Numbers may not recalculate due to rounding conventions.
(a) Balances depict loans that have been modified in the preceding 12 months for each respective period end.
(b) Excluding guaranteed student loans.

Associated Banc-Corp Net Interest Income Analysis - Fully Tax-Equivalent Basis - Sequential and Comparable Quarter
	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
($ in thousands)	Average Balance	Interest Income /Expense	Average Yield /Rate	Average Balance	Interest Income /Expense	Average Yield /Rate	Average Balance	Interest Income /Expense	Average Yield /Rate
Assets
Earning assets
Loans (a) (b)
Commercial and business lending	$11,724,484	$185,985	6.43%	$11,474,489	$194,355	6.74%	$10,816,255	$194,090	7.22%
Commercial real estate lending	7,313,994	121,034	6.71%	7,206,796	128,476	7.09%	7,389,962	138,850	7.56%
Total commercial	19,038,479	307,020	6.54%	18,681,285	322,831	6.88%	18,206,217	332,940	7.35%
Residential mortgage	7,256,320	66,823	3.68%	7,814,056	70,513	3.61%	7,896,956	68,787	3.48%
Auto finance	2,844,730	39,176	5.59%	2,771,414	39,365	5.65%	2,373,720	32,603	5.52%
Other retail	971,453	20,826	8.63%	935,162	21,041	8.98%	892,128	20,661	9.28%
Total loans	30,110,982	433,844	5.83%	30,201,918	453,750	5.98%	29,369,022	454,991	6.22%
Investment securities
Taxable	6,398,584	69,919	4.37%	5,745,085	50,752	3.53%	5,517,023	46,727	3.39%
Tax-exempt(a)	2,016,144	17,666	3.50%	2,085,957	17,653	3.39%	2,133,352	18,024	3.38%
Other short-term investments	757,227	9,111	4.88%	846,195	10,717	5.04%	576,782	8,311	5.80%
Total investments and other	9,171,955	96,696	4.22%	8,677,238	79,122	3.64%	8,227,158	73,062	3.55%
Total earning assets	39,282,937	$530,540	5.45%	38,879,155	$532,871	5.46%	37,596,179	$528,053	5.64%
Other assets, net	3,347,690			3,192,406			3,173,027
Total assets	$42,630,627			$42,071,562			$40,769,206
Liabilities and stockholders' equity
Interest-bearing liabilities
Interest-bearing deposits
Savings	$5,162,468	$17,929	1.41%	$5,132,247	$20,120	1.56%	$4,928,031	$21,747	1.77%
Interest-bearing demand	8,031,707	45,430	2.29%	7,623,230	46,061	2.40%	7,490,119	49,990	2.68%
Money market	6,079,551	39,560	2.64%	5,924,269	41,457	2.78%	6,116,604	47,306	3.11%
Network transaction deposits	1,847,972	20,067	4.40%	1,690,745	20,091	4.73%	1,651,937	22,205	5.41%
Time deposits	8,071,642	86,154	4.33%	8,228,420	95,158	4.60%	7,198,315	84,983	4.75%
Total interest-bearing deposits	29,193,341	209,140	2.91%	28,598,911	222,888	3.10%	27,385,005	226,231	3.32%
Federal funds purchased and securities sold under agreements to repurchase	375,910	3,622	3.91%	310,370	3,203	4.11%	263,979	2,863	4.36%
Other short-term funding	31,312	408	5.28%	88,415	1,135	5.11%	449,999	5,603	5.01%
FHLB advances	1,595,972	16,090	4.09%	1,456,087	17,908	4.89%	1,540,247	21,671	5.66%
Other long-term funding	627,658	11,085	7.06%	840,880	13,769	6.55%	539,106	10,058	7.46%
Total short and long-term funding	2,630,852	31,205	4.79%	2,695,752	36,015	5.33%	2,793,331	40,194	5.78%
Total interest-bearing liabilities	31,824,193	$240,345	3.06%	31,294,664	$258,903	3.29%	30,178,337	$266,425	3.55%
Noninterest-bearing demand deposits	5,640,123			5,738,557			5,882,052
Other liabilities	535,732			510,000			527,437
Stockholders’ equity	4,630,578			4,528,342			4,181,381
Total liabilities and stockholders’ equity	$42,630,627			$42,071,562			$40,769,206
Interest rate spread			2.39%			2.17%			2.09%
Net free funds			0.58%			0.64%			0.70%
Fully tax-equivalent net interest income and net interest margin		$290,195	2.97%		$273,968	2.81%		$261,628	2.79%
Fully tax-equivalent adjustment		4,254			3,680			3,770
Net interest income		$285,941			$270,289			$257,858
Numbers may not recalculate due to rounding conventions.
(a)The yield on tax-exempt loans and securities is computed on a fully tax-equivalent basis using a tax rate of 21%.
(b)Nonaccrual loans and loans held for sale have been included in the average balances.

Associated Banc-Corp Loan and Deposit Composition
($ in thousands)
Period end loan composition	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Commercial and industrial	$10,925,769	$10,573,741	3%	$10,258,899	$9,970,412	$9,858,329	11%
Commercial real estate—owner occupied	1,118,363	1,143,741	(2)%	1,120,849	1,102,146	1,095,894	2%
Commercial and business lending	12,044,132	11,717,483	3%	11,379,748	11,072,558	10,954,223	10%
Commercial real estate—investor	5,597,442	5,227,975	7%	5,070,635	5,001,392	5,035,195	11%
Real estate construction	1,809,054	1,982,632	(9)%	2,114,300	2,255,637	2,287,041	(21)%
Commercial real estate lending	7,406,496	7,210,607	3%	7,184,934	7,257,029	7,322,237	1%
Total commercial	19,450,628	18,928,090	3%	18,564,683	18,329,587	18,276,460	6%
Residential mortgage	6,999,654	7,047,541	(1)%	7,803,083	7,840,073	7,868,180	(11)%
Auto finance	2,878,765	2,810,220	2%	2,708,946	2,556,009	2,471,257	16%
Home equity	654,140	664,252	(2)%	651,379	634,142	619,764	6%
Other consumer	310,940	318,483	(2)%	262,806	258,460	258,603	20%
Total consumer	10,843,499	10,840,496	—%	11,426,214	11,288,684	11,217,802	(3)%
Total loans	$30,294,127	$29,768,586	2%	$29,990,897	$29,618,271	$29,494,263	3%
Period end deposit and customer funding composition	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Noninterest-bearing demand	$6,135,946	$5,775,657	6%	$5,857,421	$5,815,045	$6,254,135	(2)%
Savings	5,247,291	5,133,295	2%	5,072,508	5,157,103	5,124,639	2%
Interest-bearing demand	9,075,133	9,124,741	(1)%	8,605,578	8,284,017	8,747,127	4%
Money market	6,820,038	6,637,915	3%	6,095,206	6,294,895	6,721,674	1%
Brokered CDs	4,197,512	4,276,309	(2)%	4,242,670	4,061,578	3,931,230	7%
Other time deposits	3,720,793	3,700,518	1%	3,680,914	3,078,401	2,934,352	27%
Total deposits	35,196,713	34,648,434	2%	33,554,298	32,691,039	33,713,158	4%
Other customer funding(a)	85,950	100,044	(14)%	110,988	89,524	90,536	(5)%
Total deposits and other customer funding	$35,282,663	$34,748,478	2%	$33,665,286	$32,780,564	$33,803,694	4%
Network transaction deposits(b)	$1,882,930	$1,758,388	7%	$1,566,908	$1,502,919	$1,792,820	5%
Net deposits and other customer funding(c)	$29,202,221	$28,713,780	2%	$27,855,707	$27,216,066	$28,079,644	4%
Quarter average loan composition	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Commercial and industrial	$10,583,318	$10,338,865	2%	$9,884,246	$9,915,894	$9,729,718	9%
Commercial real estate—owner occupied	1,141,167	1,135,624	—%	1,087,144	1,095,334	1,086,537	5%
Commercial and business lending	11,724,484	11,474,489	2%	10,971,390	11,011,228	10,816,255	8%
Commercial real estate—investor	5,415,412	5,120,608	6%	5,085,090	4,964,394	5,041,518	7%
Real estate construction	1,898,582	2,086,188	(9)%	2,150,416	2,285,379	2,348,444	(19)%
Commercial real estate lending	7,313,994	7,206,796	1%	7,235,505	7,249,773	7,389,962	(1)%
Total commercial	19,038,479	18,681,285	2%	18,206,896	18,261,000	18,206,217	5%
Residential mortgage	7,256,320	7,814,056	(7)%	7,888,290	7,905,236	7,896,956	(8)%
Auto finance	2,844,730	2,771,414	3%	2,635,890	2,524,107	2,373,720	20%
Home equity	657,625	656,792	—%	642,463	630,855	625,686	5%
Other consumer	313,828	278,370	13%	260,547	258,366	266,443	18%
Total consumer	11,072,503	11,520,632	(4)%	11,427,191	11,318,564	11,162,805	(1)%
Total loans(d)	$30,110,982	$30,201,918	—%	$29,634,087	$29,579,564	$29,369,022	3%
Quarter average deposit composition	Mar 31, 2025	Dec 31, 2024	Seql Qtr % Change	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Comp Qtr % Change
Noninterest-bearing demand	$5,640,123	$5,738,557	(2)%	$5,652,228	$5,712,115	$5,882,052	(4)%
Savings	5,162,468	5,132,247	1%	5,125,147	5,133,688	4,928,031	5%
Interest-bearing demand	8,031,707	7,623,230	5%	7,394,550	7,265,621	7,490,119	7%
Money market	6,079,551	5,924,269	3%	5,942,147	5,995,005	6,116,604	(1)%
Network transaction deposits	1,847,972	1,690,745	9%	1,644,305	1,595,312	1,651,937	12%
Brokered CDs	4,315,311	4,514,841	(4)%	4,247,941	3,927,727	4,268,881	1%
Other time deposits	3,756,332	3,713,579	1%	3,314,507	2,999,936	2,929,434	28%
Total deposits	34,833,464	34,337,468	1%	33,320,825	32,629,404	33,267,057	5%
Other customer funding(a)	87,693	94,965	(8)%	104,115	87,161	101,483	(14)%
Total deposits and other customer funding	$34,921,157	$34,432,433	1%	$33,424,940	$32,716,565	$33,368,540	5%
Net deposits and other customer funding(c)	$28,757,874	$28,226,848	2%	$27,532,694	$27,193,526	$27,447,723	5%
N/M = Not meaningful
Numbers may not recalculate due to rounding conventions.
(a) Includes repurchase agreements.
(b) Included above in interest-bearing demand and money market.
(c) Total deposits and other customer funding, excluding brokered CDs and network transaction deposits.
(d) Loans held for sale have been included in the average balances.

Associated Banc-Corp Non-GAAP Financial Measures Reconciliation
($ in millions)	1Q25	4Q24	3Q24	2Q24	1Q24
Selected equity and performance ratios(a)
Tangible common equity / tangible assets(b)	7.96%	7.82%	7.50%	7.18%	7.08%
Return on average equity	8.91%	(14.20)%	8.09%	11.16%	7.81%
Return on average tangible common equity(c)	12.34%	(20.27)%	11.52%	16.25%	11.31%
Return on average common equity Tier 1(c)	11.82%	(19.28)%	10.53%	14.54%	10.27%
Return on average tangible assets(c)	1.01%	(1.55)%	0.89%	1.18%	0.84%
Average stockholders' equity / average assets	10.86%	10.76%	10.46%	10.14%	10.26%
Tangible common equity reconciliation(b)
Common equity	$4,492	$4,411	$4,219	$4,048	$3,975
Goodwill and other intangible assets, net	(1,134)	(1,137)	(1,139)	(1,141)	(1,143)
Tangible common equity	$3,358	$3,275	$3,080	$2,907	$2,831
Tangible assets reconciliation(b)
Total assets	$43,309	$43,023	$42,211	$41,624	$41,137
Goodwill and other intangible assets, net	(1,134)	(1,137)	(1,139)	(1,141)	(1,143)
Tangible assets	$42,175	$41,886	$41,072	$40,483	$39,994
Average tangible common equity and average common equity Tier 1 reconciliation(b)
Average common equity	$4,436	$4,334	$4,137	$3,972	$3,987
Average goodwill and other intangible assets, net	(1,136)	(1,138)	(1,140)	(1,142)	(1,145)
Average tangible common equity	3,301	3,196	2,997	2,830	2,843
Modified CECL transitional amount	—	22	22	22	22
Average accumulated other comprehensive loss(d)	65	152	173	242	188
Average deferred tax assets, net	25	23	24	25	12
Average common equity Tier 1	$3,390	$3,394	$3,215	$3,118	$3,065
Average tangible assets reconciliation(b)
Average total assets	$42,631	$42,072	$41,390	$41,101	$40,769
Average goodwill and other intangible assets, net	(1,136)	(1,138)	(1,140)	(1,142)	(1,145)
Average tangible assets	$41,495	$40,934	$40,250	$39,958	$39,625
Adjusted net income (loss) reconciliation(c)
Net income (loss)	$102	$(162)	$88	$116	$81
Other intangible amortization, net of tax	2	2	2	2	2
Adjusted net income (loss)	$103	$(160)	$90	$117	$83
Adjusted net income (loss) available to common equity reconciliation(c)
Net income (loss) available to common equity	$99	$(164)	$85	$113	$78
Other intangible amortization, net of tax	2	2	2	2	2
Adjusted net income (loss) available to common equity	$100	$(163)	$87	$114	$80
Pre-tax pre-provision income (loss)(e)
Income (loss) before income taxes	$121	$(178)	$108	$103	$101
Provision for credit losses	13	17	21	23	24
Pre-tax pre-provision income (loss)	$134	$(161)	$129	$126	$125
Period end core customer deposits reconciliation
Total deposits	$35,197	$34,648	$33,554	$32,691	$33,713
Network transaction deposits	(1,883)	(1,758)	(1,567)	(1,503)	(1,793)
Brokered CDs	(4,198)	(4,276)	(4,243)	(4,062)	(3,931)
Core customer deposits	$29,116	$28,614	$27,745	$27,127	$27,989
Average core customer deposits reconciliation
Average total deposits	$34,833	$34,337	$33,321	$32,629	$33,267
Average network transaction deposits	(1,848)	(1,691)	(1,644)	(1,595)	(1,652)
Average brokered CDs	(4,315)	(4,515)	(4,248)	(3,928)	(4,269)
Average core customer deposits	$28,670	$28,132	$27,429	$27,106	$27,346
Numbers may not recalculate due to rounding conventions.
(a)These capital measurements are used by management, regulators, investors, and analysts to assess, monitor, and compare the quality and composition of our capital with the capital of other financial services companies.
(b)The ratio tangible common equity to tangible assets excludes goodwill and other intangible assets, net. This financial measure has been included as it is considered to be a critical metric with which to analyze and evaluate financial condition and strength.
(c)Adjusted net income and adjusted net income available to common equity, which are used in the calculation of return on average tangible assets and return on average tangible common equity, respectively, add back other intangible amortization, net of tax.
(d)The Corporation is not classified as an advanced approaches holding company as defined by the Federal Reserve. As such, the Corporation has elected to be subject to the AOCI-related adjustments when calculating common equity tier 1 capital which allows the Corporation to opt-out of the requirement to include most components of AOCI in common equity tier 1 capital. This adjustment reflects that election.
(e)Management believes this measure is meaningful because it reflects adjustments commonly made by management, investors, regulators, and analysts to evaluate the adequacy of earnings per common share, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods.

Associated Banc-Corp Non-GAAP Efficiency Ratios Reconciliation(a)
($ in millions)	1Q25	4Q24	3Q24	2Q24	1Q24
Total expense for efficiency ratios reconciliation
Noninterest expense	$211	$224	$201	$196	$198
Less: Other intangible amortization	2	2	2	2	2
Total expense for fully tax-equivalent efficiency ratio	208	222	198	194	195
Less: FDIC special assessment	—	—	—	—	8
Less: Announced initiatives(b)	—	14	—	—	—
Total expense for adjusted efficiency ratio	$208	$208	$198	$194	$188
Total revenue for efficiency ratios reconciliation
Net interest income	$286	$270	$263	$257	$258
Noninterest income	59	(207)	67	65	65
Less: Investment securities gains (losses), net	—	(148)	—	—	4
Fully tax-equivalent adjustment	4	4	4	4	4
Total revenue for fully tax-equivalent efficiency ratio	349	215	333	325	323
Less: Announced initiatives(b)	(7)	(130)	—	—	—
Total revenue for adjusted efficiency ratio	$356	$346	$333	$325	$323
Efficiency ratios (expense / revenue)
Fully tax-equivalent efficiency ratio	59.72%	103.11%	59.51%	59.51%	60.56%
Adjusted efficiency ratio	58.55%	60.10%	59.51%	59.51%	58.18%

Nonrecurring Item Reconciliation
($ in millions, except per share data)	4Q24	4Q24 per share data (diluted)
GAAP net (loss)	$(162)	$(1.03)
Loss on mortgage portfolio sale(c)	130	0.82
Provision on initiatives	1	0.01
Net loss on sale of investments(c)	148	0.93
Loss on prepayments of FHLB advances	14	0.09
FDIC special assessment	—	—
Tax effect	(39)	(0.24)
Net income, excluding nonrecurring items, net of tax	94	$0.57
Less preferred stock dividends	(3)
Net income available to common equity, excluding nonrecurring items, net of tax	$91

Nonrecurring Item Noninterest Income Reconciliation		YTD
($ in millions)	1Q25	Dec 2024	4Q24
GAAP noninterest income (loss)	$59	$(9)	$(207)
Loss on mortgage portfolio sale(c)	7	130	130
Net loss on sale of investments(c)	—	148	148
Noninterest income, excluding nonrecurring items	$66	$269	$72

Nonrecurring Item Noninterest Expense Reconciliation		YTD
($ in millions)		Dec 2024	4Q24
GAAP noninterest expense		$818	$224
Loss on prepayments of FHLB advances(c)		(14)	(14)
Noninterest expense, excluding nonrecurring items		$804	$210
Numbers may not recalculate due to rounding conventions.
(a)Prior periods have been adjusted to conform with current period presentation.
(b)Announced initiatives include the loss on mortgage portfolio sale and loss on prepayment of FHLB advances as a result of balance sheet repositionings that the Corporation announced in the fourth quarter of 2024. The net loss on the sale of investments is already excluded from noninterest income within the efficiency ratio.
(c)These items classified as nonrecurring items are the result of balance sheet repositionings that the Corporation announced in the fourth quarter of 2024.